ICO, Inc. FY 2010 Annual Incentive Bonus Plan Matrix- CFO
This page constitutes the FY 2010 Annual Incentive Bonus Plan for Bradley T. Leuschner, Chief Financial Officer.

		Pay-out as a percentage of base salary
Measurement	Weighting	0%	30%	60%
Corporate Expenses (1)	25%	*	*	*
ICO, Inc. consolidated ROE	25%	*	*	*
ICO, Inc. consolidated Cash Flow from operations	25%	*	*	*
Subjective/Qualitative Factors	25%	As recommended by CEO, and determined and approved by the Compensation Committee	As recommended by CEO, and determined and approved by the Compensation Committee	As recommended by CEO, and determined and approved by the Compensation Committee

Measurement definitions

(1) Corporate Expenses- Defined as Corporate general and administrative expenses. [*]

ROE- Net income from continuing operations, excluding merger related costs, divided by Stockholders’ equity.  For purposes of this calculation, Stockholders equity shall be averaged using the previous four (4) quarter – end balances, plus the year-end balance (i.e. the previous year-end balance plus the four quarter-end balances of fiscal year 2010).  If ICO, Inc. ceases to be an independent Company during the year, the computation of ROE will include only the period of time that ICO, Inc. was independent.

Cash Flow from Operations – Cash flow from operating activities (on a consolidated basis) less capital expenditures excluding: intercompany interest income/expense tax effected and changes in intercompany payables/receivables.  Cash Flow From Operations will be computed by taking a weighted average of each quarter’s cash flow (on a consolidated basis) and then calculating the annual cash flow amount as follows:  Cash flow from operations will be equal to the sum of the first quarter cash flow times four, the second quarter cash flow times three, the third quarter cash flow times two and the fourth quarter cash flow times one.  That sum will then be divided by 2.5.

Computational Note

For each measurement the bonus amount payable is calculated as the result achieved for each measurement (i.e. the 0%, 30% or 60% pay-out) times the weighting and multiplied by the CFO’s base salary. Results for each measurement falling between the targeted amounts adjust the pay-out targets by interpolating the percentage of: (i) the result achieved minus the lower threshold divided by, (ii) the difference between the higher and lower target, multiplied by (iii) the higher pay-out target percentage.

Additional Provisions

For the purpose of this paragraph termination for “Cause” and “Good Reason” have the meanings ascribed to those terms in the ICO, Inc. Change in Control Severance Plan and the CFO’s Participation Agreement in relation thereto.  The CFO will not be entitled to a bonus under this Plan, or otherwise with respect to FY 2010, if, prior to October 1, 2010, (a) he resigns from employment with the Company (except in the case of resignation or termination for Good Reason), or (b) he is terminated from employment for “Cause.” If the CFO is terminated without cause, a pro rata bonus will be paid to him following the conclusion of fiscal year 2010, in no event later than December 15, 2010.

*Indicates redacted.